Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Tower Group, Inc.

New York, New York

We consent to the inclusion in this current report on Form 8-K and the incorporation by reference in the registration statement on Form S-3 (Registration No. 333-138749) of Tower Group, Inc. of our report dated March 15, 2006 relating to the consolidated financial statements, and schedules of Preserver Group, Inc. and affiliates for the year ended December 31, 2005 and our report dated December 20, 2006, relating to the unaudited condensed consolidated financial statements of Preserver Group, Inc. and affiliates for the nine month period ended September 30, 2006.

We also consent to the reference to us under the caption “Experts” in the registration statement.

/s/ BDO Seidman, LLP

New York, New York

January 11, 2007